Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Form S-3 (Registration No. 333-174398) of API Technologies Corp. for the registration of 18,131,770 shares of its common stock and related prospectus and to the incorporation by reference therein of our report dated August 10, 2010, relating to the consolidated financial statements of API Technologies Corp. as of and for the year ended May 31, 2010, which appear in API Technologies Corp.’s Annual Report on Form 10-K for the year ended May 31, 2011 as filed with the Securities and Exchange Commission on August 26, 2011.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC New Brunswick, New Jersey

September 7, 2011